The integration and joint share transfer described in this convocation notice involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this convocation notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in open market or privately negotiated purchases.

(Securities Code No: 3274)
July 24, 2013
To our shareholders:
ID HOME Co., Ltd.
1-4-1 Nishihara-cho, Nishitokyo-shi
Tokyo, Japan
Yoshinari Hisabayashi,
President

Convocation Notice for the Extraordinary General Meeting of Shareholders

Notice is hereby given that an extraordinary general meeting of shareholders of ID HOME Co., Ltd. (the “Company”) will be held as set forth below.  Your attendance thereat is respectfully requested.

If you do not wish to attend the meeting, you may exercise your voting rights in writing, so please read the attached reference materials and state on the enclosed form whether you are voting “for” or “against” each agenda item and return the form so that it is received by 6:00 p.m. on Wednesday, August 7, 2013.

1.	Date/Time: 10:00 a.m. on Thursday, August 8, 2013
2.	Venue: The Company’s conference room at 1-4-1, Nishihara-cho, Nishitokyo-shi, Tokyo, Japan

3.	Purpose
Matters to be Resolved
Agenda Item 1:	Approval of the share transfer plan
Agenda Item 2:	[Omitted]
4.	Matters to be determined in convening the meeting
Of the matters to be set forth regarding “Agenda Item 1. Approval of the share transfer plan” in the reference materials provided with this convocation notice, the financial statements, etc. for the most recent fiscal year of the other companies to become wholly owned subsidiaries through the share transfer (HAJIME CONSTRUCTION CO., LTD, Iida Home Max Co., Ltd., TOUEI HOUSING CORPORATION,TACT HOME CO., LTD. and ARNEST ONE CORPORATION) are posted on the Company’s website (http://www.idhome.co.jp) pursuant to laws and regulations and Article 18 of the Company’s Articles of Incorporation and are not included in the reference materials.

----------------------------------------------------------------------------------
◎	If you are able to attend the meeting, please submit the enclosed proxy form and give it to the reception desk.
◎	If any corrections are made to the reference materials, the Company will post such corrections on its website (http://www.idhome.co.jp).

REFERENCE MATERIALS FOR THE GENERAL MEETING OF SHAREHOLDERS

Agenda Items and Reference Items

Agenda Item 1: Approval of the Share Transfer Plan
The Company and five other companies consisting of HAJIME CONSTRUCTION CO., LTD (“HAJIME CONSTRUCTION”), Iida Home Max Co., Ltd. (“Iida Home Max”), TOUEI HOUSING CORPORATION (“TOUEI HOUSING”), TACT HOME CO., LTD. (“TACT HOME”) and ARNEST ONE CORPORATION (“ARNEST ONE”) reached a basic agreement to establish a joint holding company through a joint share transfer (“Share Transfer”) and also entered into a letter of intent regarding management integration (“Management Integration”) on December 25, 2012.  Since then, the six companies have proceeded with discussions on the integration.
On June 27, 2013, pursuant to the approval of the boards of directors of each company, the six companies have agreed on the main items of the Share Transfer, entered into a management integration agreement and jointly prepared a share transfer plan (“Share Transfer Plan”).
The six companies plan to apply to list the newly-established joint holding company on the Tokyo Stock Exchange.  Because the six companies will become wholly-owned subsidiaries of the joint holding company through the Share Transfer, prior to the establishment of the joint holding company, the six companies plan to delist their common shares that are listed on the Tokyo Stock Exchange.  (Because of the merger between the Osaka Securities Exchange and the Tokyo Stock Exchange, the common shares of the Company and HAJIME CONSTRUCTION, which were listed on the Osaka Securities Exchange, have been listed on the Tokyo Stock Exchange effective July 16, 2013.)
We would like to seek your approval on the Share Transfer Plan prepared jointly by the six companies for the Management Integration.
We will provide our shareholders with the shares of the newly-established joint holding company that will be listed on the Tokyo Stock Exchange, in exchange of the Company’s shares based on the share exchange ratio.

1.	Reason for the Share Transfer
(1)	Background to the Management Integration
The six companies until recently have focused on providing mainly newly-built detached houses based on a common philosophy of “providing high-quality residences at reasonable prices.”  However, a decline in population and households in the future is expected to cause mid- to long-term shrinkage in the residential market, and competition has become fiercer as companies from other industries enter the market for selling detached houses. The six companies therefore have recognized that there are limits to what can be achieved by each company’s individual management efforts, and that in order to continue providing customers with products and services to their satisfaction, it is imperative that the companies combine their management resources and know-how to secure new revenue, on top of revenues from sales of newly-built detached houses, by creating new customer value and entering overseas markets.

The six companies have therefore decided that it is essential for the companies, which share a common vision of entering the global market as a comprehensive manufacturer of residential real estate, to undergo management integration and establish a secure management foundation.

(2)	Purpose of the Management Integration
The six companies aim to further contribute to developing a residential environment where more people may attain happiness, and by doing so, contribute to the creation of an enriching society.  Namely, the goal is to create an environment where customers can obtain high-quality residences at reasonable prices, even under severe economic conditions such as widespread employment uncertainty and stagnation in the growth of individual income, by leading cost-cutting efforts and bringing about cost reduction in the real estate industry as a whole.

(3)	Basic strategy and advantage of the Management Integration
(i)      Further strengthening competitiveness in core business area (sales of detached houses and condominiums)
The six companies’ basic strategy regarding their core business areas will be to examine and realize the effect of management integration at the joint holding company level while also maintaining each company’s strategies, strengths and competitiveness in their respective customer areas and targets.
The Management Integration is expected to have the advantage of not only facilitating the collection of information regarding the purchase of real estate in major markets, but also of furthering market share expansion as a result of providing security and confidence to customers. The Management Integration is also expected to reduce costs related to funding and material procurement through the use of economies of scale, and increase earning capacity by streamlining operations through the integration of common functions.
In order to obtain further confidence from customers, the six companies also plan to turn an even greater focus on brand advertising for the joint holding company.

(ii)      Expansion of business portfolios upon entry into growing markets
The joint holding company will strive to provide a product lineup and services that cater to diverse lifestyles by nurturing its business in used residences, home improvements and rentals, where management resources of the six companies, including technology, know-how, human resources and customer resources, can be utilized effectively.

The joint holding company is also expected to be proactive about entering overseas markets where future growth is expected, a challenge that was difficult to take on by the individual companies.

(iii)   Establishing a management foundation to realize stable and continuous corporate growth
The Management Integration is not only expected to result in a more secure financial foundation but also a management foundation that realizes more stable and continuous corporate growth in the future.

BUSINESS REPORT
(January 1, 2012 ~ December 31, 2012)

1.	Current State of Company
(1)	Business Status in Current Fiscal Year
(i)	Business Progress and Results
In the current fiscal year, Japan’s economy found support from reconstruction demand following the Great East Japan Earthquake, subsidies for eco-cars and other factors, but the downturn in the Euro-zone economy caused by the prolonged debt crisis in Europe, concerns over the slowing growth rate in emerging nations centering on China and India, a cooling in Japan–China relations, and prolonged appreciation of the yen and deflation had a negative effect in the latter half of the year resulting in slowdown of the economy.  While employment conditions are on a gradual recovery trend, unemployment remains high, and individual consumption, while showing some positive signs in the purchase of high-priced goods, remains low due to uneasiness concerning the future of employment and income conditions, and difficult conditions are expected to persist.
In the real estate industry to which the Company belongs, we have also seen signs that home ownership and new projects for houses are picking up due to the continuation of low interest rates, tax cuts for home loans, the expansion of gift tax exemptions, the effects of other government policies and the reconstruction demand centered in the three prefectures devastated by the Great East Japan Earthquake.
Amid this business environment, we have become more selective in sites for detached housing sales, and have heightened our consciousness of the balance between procurement, construction projects and sales, as well as inventory turnover. We have also tightened maintenance and control of appropriate inventory levels in an effort to improve business efficiency and profitability.  At the same time, we have opened three new branches—the Chofu branch in February 2012 (Chofu City, Tokyo), the Nisshin branch in October 2012 (Nisshin City, Aichi Prefecture) and the Shonandai branch in November 2012 (Fujisawa City, Kanagawa Prefecture)—and the Company continues to expand its business.  In addition, we have started mounting solar power systems on some of the properties, and are making other efforts to supply market-oriented products and improve performance.  As such, the Company sold 2,954 units (up 26.7% year-on-year), and we exceeded last year’s results.
As a result thereof, in the current fiscal year the Company recorded of ¥68,936 million (up 24.3% year-on-year), operating income of ¥4,564 million (down 3.5% year-on-year), ordinary income of ¥4,369 million (down 2.8% year-on-year), and net income of ¥2,567 million (down 3.1% year-on-year).

Performance by segment is as follows.
(Detached Housing Sales Business)
In the detached housing sales business, our efforts to promote discriminating selection of sites, maintain appropriate inventory levels, tighten inventory control together with the opening of three new branches and the expansion of our business area, resulted in unit sales of 2,954 homes (up 26.7% year-on-year), sales of ¥68,603 million (up 24.4% year-on-year) and an operating income of ¥4,272 million (down 5.3% year-on-year).

(Other)
Other business recorded sales of ¥333 million (up 6.3% year-on-year) and operating income of ¥292 million (up 32.2% year-on-year).
In the next term, we expect that the government’s establishment of target prices to address deflation, the introduction of monetary easing by the Bank of Japan, overseas economic recovery and an increase in consumption prior to the increase of the consumption tax rate will have a positive economic effect, and we expect a gradual economic recovery.  However, uncertainties will persist concerning individual consumption and the employment environment.
In the real estate industry, we expect new housing projects to hold firm due to the home loan tax cuts, gift tax exemptions, other special measures and policies, the continuation of low interest rates for home loans, and a flurry of demand preceding tax increases.
Amid these circumstances, upon balancing supply and demand in each region and fully recognizing customer needs, we will strive to improve profitability by being more stringent in site selection and providing market-oriented products.  In addition, we will strengthen personnel training and improve our strength in construction and other technology to improve quality and productivity.  We will continue to open new business locations to expand our business area and build a base capable of long term growth to improve business efficiency and profitability.
Based on the foregoing, we forecast sales of ¥78,760 million (up 14.3% year-on-year), operating income of ¥5,275 million (up 15.6% year-on-year), ordinary income of ¥4,985 million (up 14.1 year-on-year) and net income of ¥2,847 million (up 10.9% year-on-year) in the next full business term.
Moreover, we expect minimal impact from the management integration with HAJIME CONSTRUCTION CO., LTD, Iida Home Max Co., Ltd., TOUEI HOUSING CORPORATION, TACT HOME CO., LTD., and ARNEST ONE CORPORATION through the establishment of a joint holding company which at present is scheduled to take place in November of 2013.

(ii)	Capital Investment
Capital investment carried out in the current fiscal year totaled ¥21 million.  The main purpose of this investment was to open new sales offices in order to advance into the Tokyo 23-Ward/downtown area, making business more efficient and strengthening sales in the Tokyo Metropolitan area, as well as to acquire vehicles and other equipment for the resulting increase in staff.

(iii)	Financing
Financing in the current fiscal year was in the form of loans from financial institutions, primarily to procure funds for the purchase of project sites.  The outstanding balance for short-term loans and long-term loans as of the end of the current fiscal year was ¥11,396 million.
Furthermore, we have entered into a commitment line agreement for ¥2,000 million with one bank to facilitate the efficient procurement of operating funds, and the total balance of executed loans under this agreement as of the end of this fiscal year is ¥861 million.

(2)           Status of Assets and Earnings
Classification	15th Term (Fiscal Year Ended December 31, 2009)	16th Term (Fiscal Year Ended December 31, 2010)	17th Term (Fiscal Year Ended December 31, 2011)	18th Term (Current FY) (Fiscal Year Ended December 31, 2012)
Sales (thousand yen)	33,463,615	45,263,583	55,470,590	68,936,527
Ordinary income (thousand yen)	2,092,934	4,912,035	4,495,332	4,369,102
Net income (thousand yen)	1,238,957	2,923,857	2,648,869	2,567,288
Net income per share (yen)	938.60	2,178.54	591.07	548.12
Total assets (thousand yen)	14,115,286	21,907,883	27,019,895	31,695,891
Net assets (thousand yen)	2,787,208	5,687,598	9,211,019	11,352,550
Net assets per share (yen)	2,094.31	4,169.13	1,992.48	2,395.80
(Notes)	1.
Net income per share is calculated based on the average total number of issued and outstanding shares during the year less the treasury stock, and net assets per share are calculated based on the total number of issued and outstanding shares as of the end of the year less the treasury stock.

2.
A one three-for-one stock split was conducted in the 17th Term on January 1, 2011.  In addition, the Company engaged in a capital increase by public offering with the listing of its shares on the Osaka Securities Exchange JASDAQ market (Standard) on March 15, 2011, and increased capital and capital reserves by ¥623,989,000 and ¥623,915,000 respectively through the exercise of share options.

(3)	Status of Parent Company and Key Subsidiary Companies
Not applicable.

(4)	Issues to be Addressed
With the Japanese economy on the path to recovery despite ongoing uncertainties as to the future, the Company is addressing the following issues.

(i)	Expansion of Sales Network
In order to supply homes in a wider area, the Company will continue to make efforts to expand its business area centering on the Tokyo Metropolitan area and the Tokai area where demand is expected to increase from first-time home buyers, that are the Company’s target customers.  At the same time, risk will be diversified by tipping the balance of regional supply and demand.

(ii)	Further Optimization of Business
Further attempts are being made to increase efficiency by regularly reviewing the flow of work from the acquisitions of project sites through sales and after-sales service.  In addition, the shortening of the business cycle through optimization, the negotiation of prices in the procurement of materials and outsourcing and other cost cutting efforts are being addressed as issues that need our constant awareness.

(iii)	Expansion and Improvement of Business Segments
We are utilizing our track record and know-how built up through our detached housing sales business to create and strengthen remodeling and other businesses, and in the medium-term we are seeking to establish an organization capable of providing a wider range of housing services.

(iv)	Improvement and Strengthening of Organization
We expect to improve and strengthen our organization in order to address the above-stated issues, grow as a company and improve our performance.  We will strive to continue to strengthen our audit system through collaboration between the internal audit office, statutory auditors and accounting auditors, and will ensure corporate compliance by raising each and every employee’s awareness of legal compliance.  In addition, we will actively secure human resources by hiring both new graduates and lateral employees. We will use in-house training to help employees perform their duties better, and we will engage in the appropriate allocation of human resources to create an organization capable of growing our business.

(v)	Management Integration Efforts
On December 25, 2012, the Company entered into a Letter of Intent Concerning Management Integration with HAJIME CONSTRUCTION CO., LTD, Iida Home Max Co., Ltd., TOUEI HOUSING CORPORATION, TACT HOME CO., LTD., and ARNEST ONE CORPORATION, and we are moving forward with concrete discussions aimed to realize future management integration.

(5)	Content of Primary Businesses (as of December 31, 2012)
The Company’s principal business is the detached housing sales business, and together with this it engages in condominium sales business, contract construction business and other business. The content of the various businesses is as follows.
(i)	Detached housing sales business
The Company’s detached housing sales business is engaged in the collection of land data, land plotting, building planning, land procurement, filing applications for the approval of developments, filing building certification applications, design outsourcing, construction arrangements (the Company manages construction), sales arrangements, after-sales works, maintenance and other work consistent therewith.
In the construction of buildings, all work other than the construction management in which the Company supervises construction (quality control, process control, cost control and safety control) is hired out piecemeal to several contractors.  This is done to control the schedule and costs, and to maintain and further improve quality.
With regard to sales, the Company does not have a sales department and it conducts sales by brokerage through local real estate firms with which it has entered into brokerage agreements.
First-time home buyers (young families who are purchasing their first detached home, people moving from condominiums, etc.) are the main target of these operations.  We strive to provide functional and high-quality living spaces.  We aim to provide housing that is secure and comfortable from the “customer’s perspective”, and is also highly functional.  We have developed projects mainly in the greater metropolitan area encompassing Tokyo, Saitama, Chiba and Kanagawa.  In February 2008, we opened our Nagoya branch office as a business location in the Tokai region, and have strengthened our detached housing sales business in this region.
Furthermore, as of December 31, 2012, we conducted business from 20 business locations.

(ii)	Condominium Sales Business
The Company’s condominium sales business is engaged in the collection of land data, location planning, building planning, land procurement, design outsourcing, dealing with neighbors, outsourcing construction to general contractors, sales arrangements and other work consistent therewith.  In 2007, we marketed under the brand name “ID SQUARE”, but started selling properties under name “LiGNAGE” from 2008.  In French this means “lineage”, and is symbolic of the fact that the Company will continue to sell condominiums worthy of our corporate philosophy: “continuing to provide ideal homes”.
Furthermore, at present we have halted new projects in this business.

(iii)	Contract Construction Business and Other Businesses
We are engaged in the contract construction of detached housing, and engage in referrals and the like when selling real estate.

Balance Sheets
(as of December 31, 2012)

(Unit: thousand yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	31,346,496	Current liabilities	19,589,728
Cash and deposits	7,501,822	Notes payable-trade	2,351,609
Accounts receivable - trade	22,510	Accounts payable for construction contracts	4,309,302
Real estate for sale	8,163,263	Short-term loans payable	11,304,700
Real estate for sale in process	13,319,683	Current portion of long-term loans payable	53,760
Costs on uncompleted construction contracts	1,918,209	Current portion of bonds	140,000
Supplies	179	Accounts payable	150,531
Advances	261,378	Accrued expenses	77,015
Prepaid expenses	48,320	Income taxes payable	1,070,693
Deferred tax assets	82,900	Advances received	89,300
Other	28,229	Deposits received	35,179
Noncurrent assets	349,394	Provision for bonuses	7,555
Property, plant and equipment	71,113	Other	80
Buildings	37,750	Noncurrent liabilities	753,612
Structures	3,231	Bonds	350,000
Vehicles	5,069	Long-term loans payable	37,700
Equipment	17,882	Provision for retirement benefits	56,222
Land	7,179	Provision for guarantee for after-care of construction	282,736
Intangible assets	20,874	Asset retirement obligations	26,954
Right of trademark	157	Total liabilities	20,343,340
Software	20,428	Net assets
Other	288	Shareholders’ equity	11,337,290
Investments and other assets	257,407	Capital stock	747,408
Investments in capital	5,110	Capital surplus	705,318
Investments in capital of affiliates	1,217	Legal capital surplus	705,318
Long-term prepaid expenses	13,310	Retained earnings	9,884,643
Deferred tax assets	135,395	Other retained earnings	9,884,643
Other	102,373	Retained earnings brought forward	9,884,643
		Treasury stock	(80)
		Subscription rights to shares	15,260
		Total net assets	11,352,550
Total assets	31,695,891	Total liabilities and net assets	31,695,891

Statements of Income
(from January 1, 2012 to December 31, 2012)
(Unit: thousand yen)
Item	Amount
Net sales
Revenue-real estate sales	68,559,733
Revenue-contract work	43,345
Other revenue of real estate	333,448	68,936,527
Cost of sales
Cost of real estate sales	60,500,529
Cost of contract work	33,618
Other cost	40,190	60,574,338
Gross profit		8,362,189
Selling, general and administrative expenses		3,797,618
Operating income		4,564,571
Non-operating income
Interest income	89
Dividends income	509
Penalty income	22,540
Income from safety cooperating association fee	21,968
Other	8,408	53,515
Non-operating expenses
Interest expenses	236,788
Bond interest	3,882
Other	8,312	248,983
Ordinary income		4,369,102
Income before income taxes		4,369,102
Income taxes-current	1,837,959
Income taxes-deferred	(36,145)	1,801,814
Net income		2,567,288

 Statements of Changes in Shareholders’ Equity
(from January 1, 2012 to December 31, 2012)

(Unit: thousand yen)
	Shareholders’ equity					Subscription rights to shares	Total net assets
		Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
	Capital stock	Legal capital surplus	Other retained earnings
			Retained earnings brought forward
Balance as of January 1, 2012	728,092	686,118	7,783,897	(36)	9,198,072	12,946	9,211,019
Changes of items during the period
Issuance of new shares	19,315	19,199			38,515		38,515
Dividends from surplus			(466,542)		(466,542)		(466,542)
Net income			2,567,288		2,567,288		2,567,288
Purchase of treasury stock				(44)	(44)		(44)
Net changes of items other than shareholders’ equity during the period						2,313	2,313
Total changes of items during the period	19,315	19,199	2,100,746	(44)	2,139,217	2,313	2,141,530
Balance as of December 31, 2012	747,408	705,318	9,884,643	(80)	11,337,290	15,260	11,352,550

Notes to Non-Consolidated Financial Statements

1.	Notes on Significant Accounting Policies

(1)	Valuation standards and method for assets

Valuation standards and method for inventories
Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts
Cost method using the specific identification method (book value devaluation based on reduction of profitability for the value in the balance sheets)
Supplies
Cost method based on last purchase cost (book value devaluation based on reduction of profitability for the value in the balance sheets)

(2)	Noncurrent asset depreciation method

(i)	Property, plant and equipment
The declining balance method is used; however, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.
Main service life Buildings and structures: Vehicles: Equipment:	7-15 years 2-4 years 4-20 years

(ii)	Intangible assets
The fixed amount method is used. For software (for internal use), this is based on the expected in-house possible period of use (five years).

(iii)	Lease assets
Please note that, in finance leases not involving the transfer of ownership, the ordinary method for lease transactions is used for lease transactions where the starting date of the lease is on or before December 31, 2008.

(3)	Standards for recording allowances

(i)	Provision for bonuses
Booked based on the amount expected to be paid for the current fiscal year to provide for the provision of bonuses to employees.

(ii)	Provision for retirement benefits
Booked based on the expected retirement benefits liabilities at the end of the fiscal year, to provide for the payment of employee retirement benefits.
The expected amount of retirement benefits is calculated using the compendium method (voluntary basis retirement benefits at the fiscal year end used as the retirement benefits liability).

(iii)	Provision for guarantee for after-care of construction
Booked based on estimated future compensation for completed construction to provide for compensation costs due to defect warranties for real estate sold.

(4)	Standards for recording significant revenue and costs

Standards for recording construction of completion and cost of completed work

The percentage of completion standard (cost-to-cost method is used to estimate the percentage of completion of the work) is applied for performance results that can be recognized as having certainty for the portion completed by the end of the fiscal year (excluding those with a very short construction schedule).

Other works are on a completion basis.

(5)	Other significant items on which financial statements are based

(i)	Treatment of deferred tax liabilities
Share issuance costs
All of the amount is recorded as costs upon the disbursement.

(ii)	Accounting treatment of consumption taxes
The tax exclusion method is used. Consumption taxes not subject to deductions, however, are recorded as costs in the fiscal year during which it is incurred.

(6)	Changes to accounting policies

Application of the Accounting Standard for Earnings Per Share, etc.

From the current fiscal year the “Accounting Standard for Earnings Per Share” (ASBJ Statement No. 2 announced on June 30, 2010) and “Guidance on Accounting Standard for Earnings Per Share” (ASBJ Guidance No. 4 announced on June 30, 2010) are applied.
Please note that this change has had no impact on the net income per share.

Change in depreciation method in association with accounting changes, etc.

In association with reforms to the Corporation Tax Act, the depreciation and amortization method for buildings, plants and equipment acquired on or after April 1, 2012 was changed to a method based on the amended Corporation Tax Act. This change had a minor impact on the profit and loss for the fiscal year.

(7)	Additional information

Application of the Accounting Standard for Accounting Changes and Error Corrections, etc.

Accounting Standard for Accounting Changes and Error Corrections (ASBJ Statement No. 24 announced on December 4, 2009) and the Guidance on Accounting Standard for Accounting Changes and Error Corrections (ASBJ Guidance No. 24 announced on December 4, 2009) apply to accounting changes taking place on or after the beginning of the fiscal year and corrections of past errors.

2.	Notes to the Balance Sheets

(1)	Assets furnished as collateral and debt with security interests

(i)	Assets furnished as collateral
(Unit: thousand yen)
Real estate for sale	3,873,299
Real estate for sale in process	9,161,620
Total	13,034,919

(ii)	Debt with security interests

Short-term loans payable	¥11,047,100 thousand

(2)	Total accumulated depreciation on property, plant and equipment
  ¥120,620 thousand
3.	Notes to Statements of Income

Not applicable

4.	Notes to Statements of Changes in Shareholders’ Equity

(1)	Total numbers of issued and outstanding shares
Type	Number of Shares at the Beginning of the Current Fiscal Year	Increase in the Number of Shares during the Current Fiscal Year	Reduction in the Number of Shares during the Current Fiscal Year	Number of Shares at the End of the Current Fiscal Year
Common shares	4,616,400	115,800	—	4,732,200
(Note)	The increase in the total number of issued and outstanding shares is due to an increase by 115,800 shares due to the exercise of subscription rights to shares.

(2)	Numbers of treasury shares
Type	Number of Shares at the Beginning of the Current Fiscal Year	Increase in the Number of Shares during the Current Fiscal Year	Reduction in the Number of Shares during the Current Fiscal Year	Number of Shares at the End of the Current Fiscal Year
Common shares	17	23	—	40
(Note)	The increase in treasury shares is due to an increase by 23 shares due to the purchase of shares of less than one unit.

(3)	Dividends from surplus distributed during the current fiscal year

Resolution	Type	Total Dividend (thousand yen)	Dividend per Share (yen)	Record Date	Effective Date
March 28, 2012 Ordinary General Meeting of Shareholders	Common shares	230,819	50	December 31, 2011	March 29, 2012
August 10, 2012 Meeting of the Board of Directors	Common shares	235,723	50	June 30, 2012	September 10, 2012

(4)	Dividends from surplus distributed after the end of the fiscal year

Scheduled Resolution	Type	Source	Total Dividend (thousand yen)	Dividend per Share (yen)	Record Date	Effective Date
March 28, 2013 Ordinary General Meeting of Shareholders	Common shares	Retained earnings	246,072	52	December 31, 2012	March 29, 2013

(5)	Number of shares subject to subscription rights to shares
The 5th subscription rights to shares pursuant to resolution of the Ordinary General Meeting of Shareholders held on March 27, 2009: 46,800 shares of common shares

5.	Notes on Deferred Tax Accounting

Breakdown of major causes for deferred tax assets and deferred tax liabilities

Deferred tax assets
(Unit: thousand yen)
Denial of land appraisal loss	3,482
Denial of accounts payable for construction contracts	8,910
Denial of accounts payable	574
Denial of accrued expenses	425
Denial of business tax payable	73,956
Allowance for bonuses	2,871
Provision for guarantee for after-care of construction	107,467
Provision for retirement benefits	20,036
Long term accounts payable	1,567
Denial of share-based remuneration expenses	330
Others	8,281
Total deferred tax assets	227,905
Deferred tax liabilities
Advance payment of labor insurance premiums	(1,362)
Others	(8,247)
Total deferred tax liabilities	(9,610)
Net deferred tax assets	218,295

6.	Notes on Leased Fixed Assets

For finance leases not involving the transfer of ownership, the ordinary method for lease transactions is used for lease transactions where the starting date of the lease is on or before December 31, 2008. However, notes have been omitted as there are no lease agreements with an individual total rent of ¥3,000 thousand or more.

7.	Notes on Financial Instruments

(1)	Status of financial instruments

(i)	Policy for treatment of financial instruments
The Company only uses safe and secure financial instruments, such as deposits, for the management of finances, and obtains financing in the form of loans from banks or issuance of bonds.

(ii)	Details of financial instruments, the risks and risk management system
Most of notes payable-trade and accounts payable for construction contracts that are trade liabilities have a payment deadline of less than three months. Short-term loans payable are predominantly used to raise funds for the acquisition of land for sale and long-term loans payable are used to raise funds for capital investment and operating funds. Bonds are also used to raise funds for operating funds. Loans payable with variable interest rates are exposed to the risk of interest rate fluctuations. However, the Company basically limits its borrowings to low-risk short-term loans.
Income taxes payable (accrued income tax, inhabitant’s tax and business tax) predominantly have a payment deadline within two months.
Additionally, these liabilities carry liquidity risks (the risk that payment cannot be made on the payment date). The Company manages this liquidity risk by means including preparation of a funding plan.

(2)	Fair value, etc. of financial instruments

The value recorded in the balance sheets, fair value and the difference of the values as of December 31, 2012 are as follows:
(Unit: thousand yen)
		Value Recorded in the Balance Sheets	Fair Value	Difference
(1)	Cash and deposits	7,501,822	7,501,822	—
Total assets		7,501,822	7,501,822	—
(1)	Notes payable-trade	2,351,609	2,351,609	—
(2)	Accounts payable for construction contracts	4,309,302	4,309,302	—
(3)	Short-term loans payable	11,304,700	11,304,700	—
(4)	Current portion of long-term loans payable	53,760	54,023	263
(5)	Current portion of bonds	140,000	140,276	276
(6)	Income taxes payable	1,070,693	1,070,693	—
(7)	Bonds	350,000	352,161	2,161
(8)	Long-term loans payable	37,700	38,140	440
Total liabilities		19,617,766	19,620,908	3,142

Notes               Calculation of financial instrument fair value
Assets
(1) Cash and deposits
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.

Liabilities
(1) Notes payable-trade, (2) Accounts payable for construction contracts, (3) Short-term loans payable and (6) Income taxes payable
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(4) Current portion of long-term loans payable and (8) Long-term loans payable
The fair value of long-term loans payable is calculated by discounting the expected interest rate, assuming that new loans were taken out for the same total principal and interest.
(5) Current portion of bonds and (7) Bonds
As there is no market value for the fair value of bonds, it is calculated by discounting the expected interest rate assuming that the bonds were issued with the same total principal and interest.

8.	Notes on Real Estate for Lease

Not applicable

9.	Notes on Equity Method Income

Notes omitted because it is not significant when viewed from the perspective of profit (loss) of affiliated companies.

10.	Notes on Transactions with Related Parties

Not applicable

11.	Notes on Per Share Information

(1)	Net assets per share	¥2,395.80
(2)	Net income per share	¥548.12

12.	Significant Subsequent Events

Not applicable

Cautionary Statement Regarding Forward-Looking Statements

This convocation notice contains forward-looking statements that reflect the companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the companies and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

Exhibit 1

Basis for Calculation of Allotment for the Share Transfer

1.	Basis for Calculation

In order to ensure the share transfer ratio used in the Share Transfer is calculated fairly and appropriately, each of the six companies retained independent financial advisors to provide financial analysis of the share transfer ratio. The Company retained Tokai Tokyo Securities Co., Ltd. (“Tokai Tokyo Securities”), HAJIME CONSTRUCTION retained Partners Inc. (“Partners”), Iida Home Max retained PLUTUS CONSULTING Co., Ltd. (“PLUTUS CONSULTING”), TOUEI HOUSING retained YAMADA FAS Co., Ltd. (“YAMADA FAS”), TACT HOME retained AGS Consulting Co., Ltd. (“AGS Consulting”) and ARNEST ONE retained Benedi Consulting Co., Ltd. (“Benedi Consulting”).
Please see Exhibit 1-1 “Summary of Share Transfer Ratio Analysis from Each Financial Advisor” for an overview of the financial analyses provided by the financial advisors.
The future profit plan submitted to each of the financial advisors by TOUEI HOUSING as the basis for its discounted cash flow (“DCF”) analysis contains fiscal years with a significant increase in earnings compared to the previous fiscal year. This is due to the fact that TOUEI HOUSING expects to significantly increase sales by expanding into new areas outside of its core market, the Tokyo metropolitan area.
The future profits plans submitted to the financial advisors by the Company, HAJIME CONSTRUCTION, Iida Home Max, TACT HOME and ARNEST ONE, as the basis for their respective DCF analyses do not contain projections with any significant increases or decreases in earnings.

2.	Background to Calculations

Based on the financial analyses of the share transfer ratio provided by Tokai Tokyo Securities, Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting and Benedi Consulting to the Company, HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME and ARNEST ONE, respectively, which comprehensively took into account factors including the finances, assets and future business and results projections of each company, as well as the strategic, financial and operational benefits expected from the transaction, the six companies determined that the share transfer ratio set forth in the Share Transfer Plan were appropriate and agreed to such share transfer ratio.

3.	Relationship with Financial Advisors

Tokai Tokyo Securities, Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting and Benedi Consulting do not qualify as parties related to the Company, HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME or ARNEST ONE, respectively, nor do they have a material interest in the Share Transfer that requires disclosure.

4.	Delisting

The Company, HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME and ARNEST ONE plan to delist as of October 29, 2013 pursuant to the rules and regulations of the Tokyo Stock Exchange.

5.	Measures to Ensure Fairness

In addition to obtaining the aforementioned financial analysis of the share transfer ratio, the Company obtained from Tokai Tokyo Securities a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for the Company’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, HAJIME CONSTRUCTION obtained from Partners a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for HAJIME CONSTRUCTION’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, Iida Home Max obtained from PLUTUS CONSULTING a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for Iida Home Max’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, TOUEI HOUSING obtained from YAMADA FAS a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for TOUEI HOUSING’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, TACT HOME obtained from AGS Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for TACT HOME’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, ARNEST ONE obtained from Benedi Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is fair for ARNEST ONE’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.

6.	Measures to Avoid Conflicts of Interest

The Company, HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME and ARNEST ONE do not have controlling share ownerships in each other, nor have officers that hold concurrent positions among each other.  Therefore, the companies have not taken any special measures to avoid conflicts of interest as there are no particular relationships among the parties that will give rise to conflicts of interest.

Exhibit 1-1

Summary of Share Transfer Ratio Analysis from Each Financial Advisor

1.	Tokai Tokyo Securities (advisors to the Company)

Tokai Tokyo Securities analyzed the share transfer ratio by comprehensively considering the results of an Average Market Price Analysis, Comparable Companies Analysis and DCF. The Average Market Price Analysis used a share transfer ratio range based on the closing price on the Tokyo Stock Exchange or the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date and closing price on the business day immediately preceding the date of the notice “Execution of Letter of Intent Regarding Management Integration.”  The DCF used financial projections (which did not take into account the impact of the Share Transfer) submitted by each company on a standalone basis.
A summary of the results of Tokai Tokyo Securities’ calculations is set forth below (the following shows the range of shares resulting from each calculation method if one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE
Average Market Price Analysis	2.54~3.11	3.05~3.57	1.08~1.20	105~111	1.15~1.42
Comparable Companies Analysis	2.49~4.09	2.56~4.04	0.55~1.36	93~137	1.06~1.93
DCF	1.35~3.22	3.97~6.57	1.05~1.07	58~139	1.86~2.48

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When preparing the representations made in the fairness opinion and when calculating and analyzing the share transfer ratio on which the fairness opinion is based, Tokai Tokyo Securities assumed that all information provided by or discussed with the six companies, all information considered by or considered on behalf of Tokai Tokyo Securities and publicly available information is true, accurate and complete. Tokai Tokyo Securities also assumed and relied on the fact that there no undisclosed facts that may have a material effect on the representations in the fairness opinion or the calculations on which the fairness opinion is based. Tokai Tokyo Securities did not conduct any independent verification of whether such information is true, accurate and complete, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent verification.
Tokai Tokyo Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent evaluation or assessment.

Tokai Tokyo Securities assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time, and that the projected amounts would be realized at the projected times in accordance with such projections. Tokai Tokyo Securities also makes no representations as to the analysis, projections or assumptions on which the projections are based.
Tokai Tokyo Securities did not take into consideration the tax implications of the Share Transfer for the six companies or the shareholders of the six companies.
Tokai Tokyo Securities also assumed that all six companies will lawfully and effectively execute and perform the proposed agreement regarding the Share Transfer, and that the agreement will be consummated without any of the conditions precedent set forth in the agreement being waived.
Tokai Tokyo Securities’ fairness opinion and analysis were submitted solely for the reference of the Board of Directors of the Company and have been prepared only for the convenience of the Board of Directors of the Company when considering the share transfer ratio for the Share Transfer. Tokai Tokyo Securities’ fairness opinion and analysis may not be relied on or used by any other persons or for any other purpose other than the Share Transfer.
Tokai Tokyo Securities did not state an opinion regarding the exercise of voting rights or any other action by shareholders of the Company at the general meeting of shareholders held with respect to the Share Transfer, nor did it recommend the endorsement of the Share Transfer.
Tokai Tokyo Securities’ fairness opinion and analysis are based on the financial, economic, market, legal and other conditions of the businesses as provided by each of the six companies pursuant to their respective rights and obligations as of the date of the fairness opinion and analysis. As such, the fairness opinion and analysis are based on information obtainable and actually obtained by Tokai Tokyo Securities as of that date. Events occurring after the date of the fairness opinion and the analysis may affect the content of the fairness opinion and the analysis, or there may be events whose effect on the content of the fairness opinion and analysis were unclear at the time. However, Tokai Tokyo Securities bears no obligation to correct, amend or supplement the fairness opinion and analysis in such cases.
Representations in Tokai Tokyo Securities’ fairness opinion only cover matters stated in the fairness opinion, and are not representations of any matters not expressly included in the fairness opinion. Tokai Tokyo Securities’ fairness opinion shall not apply to any other transactions except for the Share Transfer.
Tokai Tokyo Securities will receive a commission from the Company for services relating to the Share Transfer. Tokai Tokyo Securities, Tokai Tokyo Financial Holdings, Inc. (“Tokai Tokyo FH”) and Tokai Tokyo FH’s affiliates currently conduct securities and other financial transactions with the six companies and their respective affiliates, have done so in the past and plan to do so in future. Tokai Tokyo Securities, Tokai Tokyo FH and Tokai Tokyo FH’s affiliates currently hold or trade shares, corporate bonds and other securities of the six companies and their respective affiliates on their own account, or on the account of customers, have done so in the past and may do so in future. The opinions represented in Tokai Tokyo Securities’ fairness opinion will not restrict the various business relationships that may arise between the six companies and their respective affiliates and Tokai Tokyo Securities, Tokai Tokyo FH or Tokai Tokyo FH’s affiliates.

2.	Partners (advisor to HAJIME CONSTRUCTION)

As the common shares of all six companies have market prices, Partners conducted an Average Market Price Analysis.  Partners also conducted calculations using the discounted cash flow method (“DCF”) and Comparable Companies Analysis.
The following sets forth the range of shares allotted where one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE
Average Market Price Analysis	2.29~3.42	2.91~4.13	0.92~1.29	91.00~124.88	1.02~1.38
DCF	3.06~4.56	2.93~4.38	1.11~1.66	119.24~178.13	1.21~1.80
Comparable Public Companies Analysis	3.06~4.65	3.10~3.68	0.79~1.00	84.29~136.64	0.99~1.98

The Average Market Price Analysis used the closing price on the First Section of the Tokyo Stock Exchange or the JASDAQ Standard section of the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the period from December 26, 2012 (the business day immediately following the date of the notice “Execution of Letter of Intent Regarding Management Integration”) to the record date. The DCF used financial projections submitted by each company.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the fairness opinion is based, Partners used information as submitted by the six companies as well as publicly available information. Partners assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. Partners did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of any of the companies or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. Partners’ calculation of the share transfer ratio reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

3.	PLUTUS CONSULTING (advisor to Iida Home Max)

After considering the various methods to calculate the share transfer ratio, PLUTUS CONSULTING decided to use the Average Market Price Analysis, Comparable Companies Analysis and DCF.
The following sets forth the results of the share transfer ratio calculations if one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE
Average Market Price Analysis	2.675~3.108	3.399~3.572	1.078~1.179	105.074~110.178	1.157~1.227
Comparable Companies Analysis	3.742~3.876	2.399~2.581	0.740~0.799	109.208~112.973	1.549~1.608
DCF	2.501~4.183	2.885~4.202	0.738~1.333	98.553~136.372	0.964~1.546

The Average Market Price Analysis used the closing price (on the JASDAQ Standard section of the Osaka Securities Exchange for HAJIME CONSTRUCTION and the Company and on the First Section of the Tokyo Stock Exchange for Iida Home Max, TOUEI HOUSING, TACT HOME and ARNEST ONE) on the record date (June 26, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the representations in the fairness opinion are based, PLUTUS CONSULTING used accounting, tax and legal investigation reports prepared by independent third parties as well as information as submitted by the six companies and publicly available information. PLUTUS CONSULTING assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. PLUTUS CONSULTING did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. PLUTUS CONSULTING’s calculation of the share transfer ratio reflects the financial projections provided by each company as of June 26, 2013, and assumes that such information was reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

4.	YAMADA FAS (advisor to TOUEI HOUSING)

YAMADA FAS conducted an Average Market Price Analysis, Comparable Companies Analysis and DCF for each of the six companies. The following sets forth the range of shares allotted for one share of each company if one share of the joint holding company is allotted for each share of Iida Home Max.
The Average Market Price Analysis used the closing price (on the Tokyo Stock Exchange or the Osaka Securities Exchange) on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date. The DCF used business plans submitted by each company on a standalone basis.

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE
Average Market Price Analysis	2.29~3.42	2.91~4.13	0.92~1.29	91~125	1.02~1.38
Comparable Companies Analysis	1.29~6.58	1.35~6.65	0.76~1.82	57~181	0.55~2.11
DCF	2.74~4.52	2.62~4.20	1.01~1.73	105~173	1.09~1.66

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the calculation documentation containing the above analysis and the results thereof, and when submitting the fairness opinion, YAMADA FAS used information as provided by the six companies as well as publicly available information. YAMADA FAS assumed that such materials and data were accurate and complete, and also that there were no undisclosed facts that may have a material effect on the analysis or calculation of the share transfer ratio. YAMADA FAS therefore did not conduct any independent verification of the accuracy and completeness of such materials and data. YAMADA FAS did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, and information forming the basis of other considerations was analyzed under certain restricted conditions. In addition, YAMADA FAS assumed that the six companies’ business plans were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

5.	AGS Consulting (advisor to TACT HOME)

As the common shares of all six companies have market prices, AGS Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, AGS Consulting used DCF in order to appropriately reflect the assessment of each company’s future business activities. AGS Consulting also conducted a Comparable Companies Analysis because there are multiple listed companies that conduct similar businesses as the six companies. The results of each calculation method are as set forth below.
The following sets forth the range of shares allotted for one common share of HAJIME CONSTRUCTION, TOUEI HOUSING, TACT HOME, ARNEST ONE and the Company if one share of the joint holding company is allotted for each common share of Iida Home Max.
The Average Market Price Analysis used the closing price on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE
Average Market Price Analysis	2.67~3.11	3.40~3.57	1.08~1.15	105~110	1.15~1.21
DCF	2.36~5.55	2.37~5.27	0.82~2.09	95~225	1.14~2.35
Comparable Companies Analysis	2.26~3.63	1.95~3.69	0.57~1.41	73~103	0.98~1.50

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the fairness opinion is based, AGS Consulting used information as submitted by the six companies as well as publicly available information. AGS Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. AGS Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of each company or their respective affiliates. AGS Consulting’s fairness opinion, as well as the calculation of the share transfer ratio on which the fairness opinion is based, reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections (including profit plans and other information) provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time and, with the consent of TACT HOME, also assumes that the business performance of each company will follow such projections.

6.	Benedi Consulting (advisor to ARNEST ONE)

As the common shares of all six companies have market prices, Benedi Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, in order to carry out an analysis of the six companies’ future earning capacity from different angles, Benedi Consulting used DCF and Comparable Companies Analysis based on a number of factors, such as the various terms and conditions of the Share Transfer and the results of legal, financial and tax due diligence.
The results of each calculation method are as set forth below (the following calculations show the range of shares allotted for one common share of each company if one share of the joint holding company is allotted for each common share of Iida Home Max).

Calculation Method	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE
Average Market Price Analysis	2.67~3.11	3.40~3.57	1.08~1.15	104.8~110.0	1.15~1.21
DCF	2.41~3.58	3.03~4.58	0.80~1.25	72.5~109.4	1.15~1.62
Comparable Companies Analysis	2.24~3.86	2.46~3.57	0.70~1.37	101.8~104.3	0.96~1.71

Taking into account the latest trading status of the six companies’ shares, Benedi Consulting used the average closing value for the one-month period before the record date (June 25, 2013), the three-month period before the record date and the six-month period before the record date to conduct the Average Market Price Analysis.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When preparing the fairness opinion, and when submitting the calculation documentation (“Benedi Calculations”) and conducting the analysis of the share transfer ratio on which the fairness opinion is based, Benedi Consulting used information as received from the six companies (including materials prepared by independent third parties) as well as publicly available information. Benedi Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof, as Benedi Consulting bears no responsibility or obligation to independently verify accuracy and completeness. Benedi Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. In addition, Benedi Consulting assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time. Benedi Consulting’s fairness opinion and the Benedi Calculations reflect the above information as of June 25, 2013. Benedi Consulting’s fairness opinion and the Benedi Calculations were submitted solely as a reference for the Board of Directors of ARNEST ONE; they were prepared only for the convenience of the Board of Directors of ARNEST ONE when considering the share transfer ratio and may not be relied on or used by any other persons or for any other purpose.